Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Animal Health International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-142521) on Form S-8 of Animal Health International, Inc. of our report dated September 9, 2008, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Animal Health International, Inc. and subsidiaries for the year ended June 30, 2008, which report appears in the 2010 Annual Report on Form 10-K of Animal Health International, Inc.

/s/ KPMG LLP

Dallas, Texas
September 10, 2010